Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-337-9000	212-850-5600
FOR IMMEDIATE RELEASE
RUSS BERRIE AND COMPANY, INC. REPORTS
SECOND QUARTER 2008 RESULTS
Net Sales Increased 24% to $87.7 Million on Growth from Infant & Juvenile Segment;
Results Include Several Unusual Pre-Tax Charges Totaling $10.4 Million
Oakland, N.J. — August 19, 2008 — Russ Berrie and Company, Inc. (NYSE: RUS) today reported results for the quarter ended June 30, 2008. For the second quarter of 2008, consolidated net sales were $87.7 million, including $22.2 million of sales generated from the acquisitions of LaJobi and CoCaLo consummated on April 2, 2008. The Company reported a consolidated net loss of $12.1 million, or ($0.57) per basic and diluted share. The 2008 results include certain unusual, primarily non-cash, charges totaling approximately $10.4 million (pre-tax) related to the following items:
(i)
a non-cash charge of $7.0 million related to the write-down of the value of long-lived fixed assets related to the Company’s Gift segment, of which $6.7 million was recorded in selling, general and administrative (SG&A) expenses and $0.3 million was recorded in cost of sales;

(ii)	a $1.6 million inventory charge in connection with unfavorable results of a voluntary quality test on certain gift segment product which impacts gross profit;
(iii)
a $1.0 million non-cash charge recorded in cost of sales related to the write-off of certain previously capitalized Shining Stars website development expenses in connection with a revised licensing arrangement that improves future operating economics; and

(iv)
$0.7 million of certain financing expenses recorded in other expense in connection with the Company’s amended and restated Infant & Juvenile credit facilities, of which $0.3 million relates to the non-cash write-off of previously deferred financing expenses.

Excluding these unusual charges, adjusted consolidated pre-tax income for the second quarter of 2008 was $0.3 million, as compared to consolidated pre-tax income of $1.5 million in the comparable prior year period.

Bruce G. Crain, Chief Executive Officer and President, commented, “We are pleased that our two new acquisitions, as well as strong organic growth at Kids Line and Sassy, drove top-line growth in our Infant & Juvenile segment in the second quarter of 2008. However, we recognize there are cost increases as well as pricing and consumer challenges within these businesses, and we are focused on implementing appropriate strategies for each of them to continue growing both market share and profits. We completed the initial phase of integrating LaJobi and CoCaLo after acquiring both companies early in the second quarter, and each was accretive to our results in the quarter. Overall, we are rigorously focused on offsetting higher costs through various price optimization and cost management measures, maximizing sales opportunities across all four businesses and strategically executing our international expansion strategy. We are confident we have the right business model to continue advancing our leadership position in this attractive industry that has favorable demographic trends, recession-resistant products and little seasonality.”
Mr. Crain continued, “Our Gift segment results reflect continuing weak industry trends as well as difficult comparisons against the strong Shining Stars product line launch in the second quarter of last year. We recently received a positive reception from retailers to the introduction of a wide range of new seasonal and non-seasonal products at major tradeshows, although much lower attendance at the domestic gift tradeshows and ongoing weak demand for discretionary consumer goods indicate we may continue to see pressure on this business near-term. At the same time, we continue to implement and execute strategies to return this business to a profitable industry leadership position.”
Second Quarter 2008
Consolidated net sales for the second quarter of 2008 increased 24.0% to $87.7 million, compared to $70.7 million for the second quarter of 2007, as a result of the LaJobi and CoCaLo acquisitions and organic sales growth at Sassy and Kids Line, partially offset by softness in the gift segment. Net sales for the Company’s Infant & Juvenile segment increased 68.8% in the second quarter of 2008 to $62.2 million, compared to $36.9 million in the second quarter of 2007, driven by aggregate 8.7% sales growth from Sassy and Kids Line related to new product introductions and growth in international sales, as well as sales of $22.2 million from the LaJobi and CoCaLo acquisitions. Net sales for the Company’s Gift segment decreased 24.8% to $25.5 million for the second quarter of 2008, compared to $33.8 million for the second quarter of 2007, primarily as a result of a decrease in sales of the Shining Stars product line compared to the same period last year and overall softness in the gift market due to the economic slowdown.
Consolidated gross profit in the second quarter of 2008 was $28.5 million, or 32.5% of consolidated net sales, compared to $28.4 million, or 40.1% of consolidated net sales, for the second quarter of 2007. Excluding the aforementioned unusual charges, which impacted gross profit and totaled $3.0 million, adjusted consolidated gross profit as a percentage of consolidated net sales would have been 35.7% in the second quarter of 2008. The Infant & Juvenile segment gross profit margins decreased from 38.1% of net sales for the second quarter of 2007 to 32.5% in the second quarter of 2008, primarily as a result of increases in product costs and the timing of price increases, as well as some consumer mix shifts to lower price points. On an as-adjusted basis after excluding the impact of the unusual items discussed above, Gift segment margins were slightly higher at 43.4% of net sales for the second quarter of 2008 as compared to 42.3% of net sales for the same period in the prior year.

Consolidated SG&A expenses for the second quarter of 2008 were $36.3 million, or 41.4% of consolidated net sales, compared to $25.7 million, or 36.3% of consolidated net sales, in the second quarter of 2007. Excluding the aforementioned $6.7 million non-cash, fixed asset impairment charge, adjusted consolidated SG&A would have been 33.5% for the second quarter of 2008. SG&A for the Infant & Juvenile segment increased to 20.4% of sales in the second quarter of 2008 from 18.4% of sales in the prior year quarter, primarily due to higher product development expenses and additional promotional costs to support the growth in this segment. SG&A for the Gift segment increased as a percentage of sales to 92.7% in the second quarter of 2008 from 55.8% in the prior-year quarter, primarily as a result of the aforementioned impairment charge. Excluding this charge, adjusted SG&A as a percentage of sales for the Gift segment would have been 64.8% in the second quarter of 2008.
As a result of the foregoing, consolidated net loss was $12.1 million, or ($0.57) per basic and diluted share, for the second quarter ended June 30, 2008, compared to consolidated net income of $0.4 million, or $0.02 per diluted share, for the same period in 2007. As discussed above, the 2008 results include certain unusual, primarily non-cash, charges totaling approximately $10.4 million (pre-tax). After excluding these charges, the Company’s adjusted consolidated pre-tax income was $0.3 million in the second quarter of 2008, as compared to pre-tax income of $1.5 million in the same period in the prior year.
First Half of 2008
Consolidated net sales for the first half of 2008 increased 12.2% to $163.6 million, compared to $145.8 million for the first half of 2007, due to the LaJobi and CoCaLo acquisitions and organic sales growth at Sassy and Kids Line, partially offset by softness in the gift segment. Net sales for the Company’s Infant & Juvenile segment increased 37.4% to $103.8 million, compared to $75.6 million in the first half of 2007, driven by the inclusion of sales from our acquired businesses, as well as aggregate 8.1% sales growth from Kids Line and Sassy related to new product introductions and growth in the international market. Net sales for the Company’s Gift segment decreased 14.9% to $59.8 million for the first half of 2008, compared to $70.2 million for the first half of 2007, primarily as a result of a decrease in sales of the Shining Stars product line as compared to the same period last year and overall softness in the gift market due to the economic slowdown.
Consolidated net loss for the first half of 2008 was $10.1 million, or ($0.48) per basic and diluted share, compared to consolidated net income of $2.9 million, or $0.14 per diluted share, for the same period in 2007. The 2008 results include the aforementioned unusual charges totaling approximately $10.4 million. Excluding these charges, adjusted consolidated pre-tax income for the six months ended June 30, 2008 was $3.2 million, as compared to consolidated pre-tax income of $5.3 million in the comparable prior year period.
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET on Tuesday, August 19, 2008, may be accessed by dialing 800-254-5933 or 973-409-9255, access code: 60012738. Additionally, a webcast of the call can be accessed at http://www.russberrie.com/investorrelations/ or at www.earnings.com. A replay of the call will be available through August 26, 2008, by dialing 800-642-1687 or 706-645-9291, access code: 60012738. In addition, the webcast of the call will be archived online shortly after the conference call for 90 days.

Non-GAAP Information
In this release, certain financial measures for the three and six months ended June 30, 2008, including gift segment and consolidated gross profit, gift segment and consolidated SG&A and consolidated (loss)/income before provision for income tax, are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from its business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results in the current period) and provides an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure the performance of the Company. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. As a result, the non-GAAP financial measures presented by us in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the schedules attached to this press release. Such reconciliations indicate the specific items excluded from: gross profit; selling, general and administrative expense; and other expense to arrive at the non-GAAP adjusted financial measures presented.
About Russ Berrie and Company, Inc.
Russ Berrie and Company, Inc. and its subsidiaries engage in the design, development and distribution of branded products through its Infant & Juvenile segment and Gift segment. Its design-led products are sold primarily through mass market, toy, specialty, food, drug and independent retailers worldwide.
The Infant & Juvenile segment sells its products under the Sassy® and KidsLine® brand names and select private label programs. The Kids Line division designs and markets infant bedding and related nursery accessories. The Sassy division offers products and collections such as infant development toys, teething, feeding, bathing and baby care products. The businesses also license brands for select categories and markets including Disney®, Leap Frog™ and Carter’s®. In April 2008, the Company expanded its Infant & Juvenile business through the acquisitions of LaJobi Industries, Inc and CoCaLo, Inc. LaJobi is a leading designer, manufacturer, marketer and distributor of branded infant furniture and related products. LaJobi also licenses brands such as Graco® for cribs and Serta® for crib mattresses. CoCaLo is a leading manufacturer and distributor of infant bedding and accessory products under the brands of CoCaLo Baby, CoCaLo Couture and Baby Martex®.
The Gift segment encompasses seasonal and everyday plush and other gift products. The Gift segment markets its products primarily under the RUSS® and APPLAUSE® brand names and also produces product in select markets and categories under licenses that include Shining Stars®, Raggedy Ann™, Curious George™, Simpsons™ and a variety of other well-recognized trademarks.

More information about the Company can be found at: www.russberrie.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
(tables to follow)

RUSS BERRIE AND COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$87,693	$70,714	$163,617	$145,787

Cost of sales	59,190	42,346	104,556	86,092

Gross profit	28,503	28,368	59,061	59,695

Selling, general and administrative expenses	36,297	25,680	63,281	52,138

Operating income	(7,794)	2,688	(4,220)	7,557

Other expenses	(2,378)	(1,169)	(2,977)	(2,291)

(Loss)/income before income tax provision	(10,172)	1,519	(7,197)	5,266

Income tax provision	1,967	1,154	2,942	2,355

Net (loss)/income	$(12,139)	$365	$(10,139)	$2,911

Net (loss)/income per share:
Basic	$(0.57)	$0.02	$(0.48)	$0.14

Diluted	$(0.57)	$0.02	$(0.48)	$0.14

Weighted average shares:
Basic	21,300,000	21,080,000	21,300,000	21,078,000

Diluted	21,300,000	21,228,000	21,300,000	21,191,000

RUSS BERRIE AND COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Cash and cash equivalents	$16,919	$21,925

Accounts receivable, net	64,354	64,544

Inventories, net	71,359	59,069

Other current assets	5,954	5,419

Long-term assets	238,175	191,018

Total assets	$396,761	$341,975

Short-term debt	$46,827	$34,844

Other current liabilities	48,921	52,980

Long-term liabilities	105,057	49,512

Total liabilities	200,805	137,336

Shareholders’ equity	195,956	204,639

Total liabilities and shareholders’ equity	$396,761	$341,975

RUSS BERRIE AND COMPANY, INC.
RECONCILIATION OF CONSOLIDATED GROSS PROFIT, SG&A AND
(LOSS)/INCOME BEFORE PROVISION FOR INCOME TAX
(Dollars in Thousands, Except per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Gross profit, as reported	$28,503	$28,368	$59,061	$59,695

Exclude: Inventory charge	1,643	—	1,643	—
Exclude: Write-off of website costs	1,015	—	1,015	—
Exclude: Asset impairment charge	342	—	342	—

Adjusted gross profit	$31,503	$28,368	$62,061	$59,695

Adjusted gross profit margin	35.7%	40.1%	37.9%	40.9%

Selling, general and administrative expense, as reported	$36,297	$25,680	$63,281	$52,138

Exclude: Asset impairment charge	(6,700)	—	(6,700)	—

Adjusted selling, general and administrative expense	$29,597	$25,680	$56,581	$52,138

Adjusted SG&A as a percentage of sales	33.8%	36.3%	34.6%	35.8%

(Loss)/income before income tax provision, as reported	$(10,172)	$1,519	$(7,197)	$5,266

Exclude: Inventory charge	1,643	—	1,643	—
Exclude: Write-off of website costs	1,015	—	1,015	—
Exclude: Asset impairment charge	7,042	—	7,042	—
Exclude: Interest expense	728	—	728	—

Adjusted income before income tax provision	$256	$1,519	$3,231	$5,266

RUSS BERRIE AND COMPANY, INC.
RECONCILIATION OF GIFT SEGMENT GROSS PROFIT AND SG&A
(Dollars in Thousands, Except per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Gross profit, as reported	$8,300	$14,304	$23,703	$30,754

Exclude: Inventory charge	1,643	—	1,643	—
Exclude: Write-off of website costs	1,015	—	1,015	—
Exclude: Asset impairment charge	342	—	342	—

Adjusted gross profit	$11,300	$14,304	$26,703	$30,754

Adjusted gross profit margin	43.4%	42.3%	44.3%	43.8%

Selling, general and administrative expense, as reported	$23,593	$18,893	$43,260	$38,659

Exclude: Asset impairment charge	(6,700)	—	(6,700)	—

Adjusted selling, general and administrative expense	$16,893	$18,893	$36,560	$38,659

Adjusted SG&A as a percentage of sales	64.8%	55.8%	60.6%	55.0%